Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES PRICES $600 MILLION OF SENIOR NOTES

IRVINE, CA, September 24, 2013 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today announced that it has agreed to sell $600 million aggregate principal amount of 2.875 percent senior unsecured notes due Oct. 15, 2018 at a price equal to 99.498 percent of the principal.  The sale of the senior notes is expected to close on Oct. 3, 2013, subject to customary closing conditions.

The company intends to use the net proceeds from the offering to repay amounts outstanding under its revolving credit facility and any remaining proceeds for general corporate purposes.  The joint book-running managers for the offering are Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC.

The notes will be offered pursuant to an effective automatic shelf registration statement on Form S-3 filed on Sept. 6, 2013, with the Securities and Exchange Commission (the “SEC”). The terms and conditions of the senior notes are set forth in a prospectus supplement and the accompanying prospectus, which can be obtained free of charge by visiting EDGAR on the SEC’s website at http://www.sec.gov, or by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at (800) 294-1322; or Goldman, Sachs & Co., toll-free at (866) 471-2526.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or other jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring. Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements include the expected closing date and use of proceeds.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.

Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those expressed or implied by the forward-looking statements based on a number of factors, including but not limited to, unexpected delays in the closing process for the notes, unanticipated cash needs, and those risks those detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2012.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation.

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